Exhibit 8.2

Our Ref.: KL/F-8/2023 (32787.113022) KL

Date: 18 November, 2024

BY EMAIL ONLY

FG Holdings Limited
Conyers Trust Company (BVI) Limited
Commerce House
Wickhams Cay 1
Road Town, Tortola, VG1110
British Virgin Islands

Attention: Mr. Kevin Wai Kei Ng - Director

Dear Sir,

Re: Legal Opinion on Certain Hong Kong Legal Matters (the “Matter”)

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof.

We have acted as Hong Kong counsel to FG Holdings Limited (the “Company”), a company incorporated under the laws of the British Virgin Islands and limited by shares, and its subsidiaries established in Hong Kong, in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder, relating to the initial public offering (the “Offering”) by the Company of its Class A Ordinary Shares (the “Ordinary Shares”) and listing of the Company’s Ordinary Shares on the NASDAQ Capital Market (the “NASDAQ”). We have been requested to give this opinion as to the matters set forth below.

For the purpose of giving this opinion, we have examined copies of due diligence documents provided by Fundergo Limited, Fundermall Limited and Richest View (HK) Limited (the “HK Subsidiaries”) in respect of the subject matter specified in Section B entitled “Opinions” (below) and conducted the searches listed in Schedule 1 we deemed necessary for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company or the HK Subsidiaries.

In association with SFKS CK Kwong, Solicitors

HASTINGS & CO.	CONTINUED Page No. 2

A.	Assumptions

In rendering this opinion, we have assumed without independent investigation the following (the “Assumptions”):-

(i)	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorised by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Matter as originals (if any) are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii)	each of the parties (other than the HK Subsidiaries) to the Documents, (a) if a legal person or other entity, is duly organised and is validly existing in good standing under the laws of its jurisdiction of organisation and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organisation or incorporation or the laws that it/she/he is subject to;

(iii)	the Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocations or termination has occurred, with respect to any of such Documents after they were submitted to us for the purposes of this opinion;

(iv)	the accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company and/or the HK Subsidiaries to us;

(v)	the information disclosed by company searches and/or other public searches in Hong Kong are accurate and complete as at the time of this Opinion and conforms to records maintained by the Company and/or the HK Subsidiaries, and that such searches would not fail to disclose any information which had been filed with or delivered to the Hong Kong Companies Registry and/or the relevant bodies but had not been processed at the time when the relevant searches were conducted;

(vi)	the laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vii)	the instructions and information provided by the Company and/or the HK Subsidiaries are true and accurate to our best belief; and

(viii)	there has been no change in the information contained in the latest records of the Company and the HK Subsidiaries and/or any other relevant company under the Hong Kong Companies Registry made up to the issuance of this opinion.

HASTINGS & CO.	CONTINUED Page No. 3

B.	Opinions

Subject to the Assumptions and Qualifications (as defined below), we are of the opinion that:-

(i)	each of the HK Subsidiaries has been duly incorporated with limited liability and registered as a company limited by shares in Hong Kong and has legal capacity to sue and be sued in its own name in a court of law in Hong Kong. In addition, we note that:

(a)	the Company Search (as defined below) revealed no orders or resolutions for the winding-up of the HK Subsidiaries and no notices of appointment in respect of the HK Subsidiaries of a liquidator, receiver or receiver and manager; and

(b)	the Official Receiver Search (as defined below) revealed that no petitions for the winding-up of the HK Subsidiaries have been presented;

(ii)	based solely on the results of the Litigation Search (as defined below), we are not aware of any actions, suits or proceedings before the courts of Hong Kong against the Company or any of the HK Subsidiaries as at the date of the Litigation Search;

(iii)	based on the Company Search and the corporate documents provided to us, no material non-compliance with the laws of Hong Kong has been found in respect of any of the HK Subsidiaries’ business operations, which would materially and adversely affect the HK Subsidiaries’ business operations;

(iv)	based solely on the corporate documents provided to us, the allotment, issue and transfer of shares of the HK Subsidiaries effected prior to this date are valid and legal;

(v)	based on the results of the Company Search and the documents provided to us, there are no mortgages, charges and other encumbrances registered with the Hong Kong Companies Registry that have not been discharged in respect of any of the HK Subsidiaries;

(vi)	based solely on the results of the MPF Search (as defined below), we are not aware of any non-compliant records against the HK Subsidiaries resulting from legal proceedings initiated by the Hong Kong Mandatory Provident Fund Schemes Authority in connection with the violation of the Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong) as at 15 November 2024;

(vii)	based on the results of the Business Registration Search (as defined below) and documents provided to us, the HK Subsidiaries have obtained the requisite business registration certificates to carry on businesses in Hong Kong and the business registration certificates are in full force and effect as at the date of the Business Registration Search;

(viii)	the courts of Hong Kong may recognise and enforce judgments made by courts in other jurisdictions pursuant to a statutory scheme under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319 of the Laws of Hong Kong) in relation to judgments in civil and commercial matters made by courts in specified jurisdictions as well as under common law principles. However, the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As such, judgments rendered by a court in the United States may only be enforced under common law;

HASTINGS & CO.	CONTINUED Page No. 4

(ix)	the statements set forth in the Registration Statement insofar as such statements purport to describe or summarise Hong Kong legal matters currently in effect at the date of this opinion stated therein as at the date hereof, are true and accurate in all material respects, and represent a fair and accurate summary in all material respects of the Hong Kong legal matters stated therein as at the date hereof; and

(x)	the statements set forth in the Registration Statement under the caption “Hong Kong Taxation” are true and accurate in all material respects and that such statements constitute our opinions.

C.	Qualifications

The opinion expressed above is subject to the following qualifications (“Qualifications”):-

(i)	our opinion is limited to the laws of Hong Kong and of general application on the date hereof. We have not made investigation of, and do not express or imply any view on, the laws of any jurisdiction other than Hong Kong, and accordingly express or imply no opinion, whether directly or indirectly, on the laws of any jurisdiction other than Hong Kong;

(ii)	the laws of Hong Kong referred to herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	this opinion is issued based on the laws of Hong Kong that are currently in effect. For matters which are not explicitly provided for under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

HASTINGS & CO.	CONTINUED Page No. 5

(v)	we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company, the HK Subsidiaries, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation the HK Subsidiaries’ internal records, employment records, corporate records, and other documents which may not be a complete and accurate representation or record of the matters contained therein;

(vi)	the Company Search is not capable of revealing conclusively whether or not:

(a)	a winding-up order has been made or a resolution passed for the winding-up of a company;

(b)	a receiver, receiver and manager, or liquidator has been appointed; or

(c)	amendments have been made to the memorandum and articles of association of a company, since notice of these matters may not be filed with the Hong Kong Companies Registry immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately. In addition, the Company Search is not capable of revealing, prior to the making of the relevant order, whether or not a winding-up petition has been presented;

(vii)	the Official Receiver Search relates only to a compulsory winding-up and is not capable of revealing conclusively whether or not a winding-up petition in respect of a compulsory winding-up has been presented, since details of the petition may not have been entered on the records of the Official Receiver’s Office or High Court of Hong Kong (as appropriate) immediately;

(viii)	the results of the Litigation Search are provided by TARGET On-line Finance Ltd, and the results may not be conclusive since the Litigation Search is limited to those data in the search agent’s database as listed in Schedule 2. There may also be a time lag between receipt of information and the time that the information is entered into the search agent’s database;

(ix)	the results of the MPF Search may not be conclusive since:

(a)	the MFP Search contains MPF non-compliance records resulting from criminal convictions and civil awards or judgments, any non-compliance before criminal convictions and civil awards or judgments will not be recorded in the non-compliant employer and officer records maintained by the Hong Kong Mandatory Provident Fund Schemes Authority (“Non-Compliant Employer and Officer Records”),

(b)	any criminal convictions and civil awards or judgments may not be immediately recorded in the Non-Compliant Employer and Officer Records, and

(c)	all past non-compliance records of an employer or officer will be removed from the Non-Compliant Employer and Officer Records if the employer or officer has no further non-compliance issues within five years of the last posted record;

HASTINGS & CO.	CONTINUED Page No. 6

(x)	this opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of this opinion should not be read independently;

(xi)	this opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein; and

(xii)	we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and/or the HK Subsidiaries or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ HASTINGS & CO.
HASTINGS & CO.

KL/JZ

HASTINGS & CO.	CONTINUED Page No. 7

SCHEDULE 1

SEARCHES

1.	company searches of the HK Subsidiaries at the Hong Kong Companies Registry on 15 November 2024 (the “Company Search”);

2.	winding-up searches on the HK Subsidiaries at the Official Receiver’s Office in Hong Kong on 15 November 2024 (the “Winding-up Search”);

3.	litigation searches on the Company and the HK Subsidiaries conducted through TARGET On-Line Financial Ltd on 15 November 2024 (the “Litigation Search”);

4.	business registration searches on the HK Subsidiaries at the Hong Kong Inland Revenue Department Business Registration Office on 15 November 2024 (the “Business Registration Search”); and

5.	Mandatory Provident Fund non-compliance searches on the HK Subsidiaries through the online Non-Compliant Employer and Officer Records maintained by the Hong Kong Mandatory Provident Fund Schemes Authority on 15 November 2024 (the “MPF Search”).

HASTINGS & CO.	CONTINUED Page No. 8

SCHEDULE 2

LITIGATION SEARCH DATA

1.	Court of Final Appeal

Final Appeal (Civil) (data with hearing date from July 2012)

Final Appeal (Criminal) (data with hearing date from July 2012)

Miscellaneous Proceedings (Civil) (data with hearing date from July 2012)

Miscellaneous Proceedings (Criminal) (data with hearing date from July 2012)

2.	High Court

Court of Appeal

Application for Review (data with hearing date from December 2010 and/or lodge date from January 2011)

Attorney General’s Reference (data with hearing date from December 2010)

Civil Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Criminal Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Miscellaneous Proceedings (data with hearing date from December 2010 and/or lodge date from January 2017)

Secretary for Justice’s Reference (data with hearing date from December 2010)

Court of First Instance – Civil Matters

Admiralty Actions (data with filing date from January 1993)

Adoption Application (data with hearing date from January 2013)

Application for Interim Orders (data with filing date from March 1999)

Application to Set Aside a Statutory Demand (data with filing date from January 1988)

Applications under the Mental Health Ordinance (data with hearing date from April 2012)

Bankruptcy Petitions (data with filing date from January 1978)

Bill of Sales Registrations (data with filing date from January 1998)

Book Debt Registrations (data with filing date from February 1998)

Civil Actions (data with filing date from January 1980)

Commercial Actions (data with filing date from January 1982)

Companies Winding-Up Proceedings (data with filing date from December 1977)

Constitutional and Administrative Law Proceedings (data with filing date from February 1997)

Construction and Arbitration Proceedings (data with filing date from January 1987)

Intellectual Property (data with filing date from May 2019)

Intended Action (data with hearing date from April 2017)

Matrimonial Causes (data with hearing date from January 2011)

Miscellaneous Proceedings (data with filing date from September 1982)

Personal Injuries Actions (data with filing date from October 1994)

Stop Notices (data with filing date from January 1999)

Court of First Instance - Criminal and Appeal Cases

HASTINGS & CO.	CONTINUED Page No. 9

Criminal Case (date with hearing date from December 2010)

Estate Duty Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Inland Revenue Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Labour Tribunal Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Magistracy Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Minor Employment Claims Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Miscellaneous Proceedings (Criminal) (data with hearing date from December 2010)

Small Claims Tribunal Appeal (data with hearing date from December 2010 and/or lodge date from January 2011)

Court of First Instance - Probate Matters

Application for Grant (data with hearing date from January 2011)

Caveat (data with hearing date from January 2011)

Citation Application (data with hearing date from January 2011)

Ex-parte Application (data with hearing date from January 2011)

Probate Action (data with hearing date from January 2011)

Referral Case (data with hearing date from January 2011)

3.	District Court

Civil Actions (data with filing date from August 1995)

Criminal Proceedings (data with hearing date from December 2010)

Distraint Filing Records (data with filing date from October 1997)

Employee’s Compensation Cases (data with filing date from January 1997)

Equal Opportunities Actions (data with filing date from January 2000)

Family Court (data with hearing date from July 2012)

Miscellaneous Appeals (data with hearing date from October 2012)

Miscellaneous Proceedings (data with filing date from January 1997)

Occupational Deafness (Compensation) Appeal (data with hearing date from October 2012)

Personal Injuries Actions (data with filing date from September 2000)

Pneumoconiosis (Compensation) Appeals (data with hearing date from April 2011)

Stamp Duty Appeals (data with hearing date from February 2012 or filing date from January 2017)

Tax Claim Filing Records (data with filing date from January 2002)

4.	Small Claims Tribunal (data with hearing date from August 2001)

5.	Magistrates’ Courts (data with hearing date from January 2004)

6.	Labour Tribunal (data with hearing date from November 2004)

7.	Lands Tribunal (data with hearing date from January 2005)

8.	Coroner’s Court (data with hearing date from August 2017)

9.	Competition Tribunal (data with hearing date from January 2018)

10.	Obscene Articles Tribunal (data with hearing date from January 2018)